Exhibit 5.1

Sunterra Corporation

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

Re:	Sunterra Corporation – Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Sunterra Corporation (the “Company”), a Maryland corporation, and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,348,929 shares of the Company’s common stock, par value $.01, which are issuable under the Sunterra Corporation 2005 Incentive Plan (the “Plan”).

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Company’s common stock under the Plan and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of the Company’s common stock to be offered pursuant to the Registration Statement, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Frederick C. Bauman
Frederick C. Bauman
Vice President, General Counsel and Secretary

February 25, 2005